Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Broadband Corporation:

We consent to the use of our report dated February 9, 2018, with respect to the consolidated balance sheets of Liberty Broadband Corporation as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and  equity for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), included in the Liberty Interactive Corporation Form 10-K which is incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
March 1, 2018